Exhibit 99.1

ZIPGLOBAL HOLDINGS INTRODUCES ZIPPAY PAYMENT SOLUTION AND CREDIT CARD PROCESSING

BRAINTREE, Mass., HONG KONG and GUANGZHOU, China, Aug, 23, /PRNewswire/ -- ZipGlobal Holdings, Inc. (OTC Bulletin Board: ZIPG) ("ZipGlobal" or the "Company") is pleased to announce the introduction of the Company’s new payment solution product, ZipPay Payment Solutions, which provides International and Domestic monetary transfer, credit card processing and a full line of “e-wallet” payment solution services. The company has signed contracts with an initial three ZipPay credit card processing customers, along with the first cash transfer customer, and has begun to implement transactions. The first transactions for ZipPay have occurred in China.

Mr. Michael Lee, President and CEO of ZipGlobal, comments, "The introduction of ZipPay Payment Solutions is the second of what the Company anticipates will be a new generation of revenue producing products. With ZipPay Payment Solutions, the Company is entering one of the fastest growing world economies in China. We see significant opportunity here.”

The company is also announcing that it has halted wholesale minute operations because of small gross profit margins.

Mr. Lee continues, “Because of small gross margins, the Company has elected to cease wholesale minute sales. The Company is now concentrating on business operations that offer better profit margins, both now and in the future.”

About ZipGlobal Holdings - With Corporate offices in Braintree, MA and with Operation offices in Hong Kong and Guangzhou, China, ZipGlobal Holdings, Inc. is a China and US based VoIP telephony provider for customers worldwide, a cellular phone international long distance call provider for customers in the US and Canada and a Payment Solution Processor in China.

Forward Looking Statements

Some paragraphs of this news release, particularly those describing ZipGlobal's strategies and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While ZipGlobal is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing their products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of the subsidiary companies of ZipGlobal, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on ZipGlobal results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information should not be regarded as a representation of ZipGlobal or any other person that the objectives and plans of ZipGlobal and its subsidiaries will be achieved.

Investor Relations, Scot E. Lyall, +1-617-680-5187, slyall@zipglobal.com